EXHIBIT 99.1

Contact:	LeAnne Zumwalt
DaVita Inc.
650 696-8910

Charles G. Berg Joins DaVita Board of Directors

El Segundo, CA, March 5, 2007, DaVita Inc. (NYSE: DVA) announced today that Charles G. Berg, 49, the former chief executive officer of Oxford Health Plans, Inc., has joined its Board of Directors.

From April 1998 to July 2004, Mr. Berg held various executive positions with Oxford, which included executive vice president, medical delivery from April 1998 to March 2001, president and chief operating officer from March 2001 to November 2002 and chief executive officer from November 2002 until July 2004 when Oxford was acquired by UnitedHealth Group. From July 2004 to September 2006, Mr. Berg was employed by UnitedHealth Group and was responsible for integrating the Oxford business.

“We are excited that Chuck is joining our Board of Directors. His healthcare executive experience is extensive and applicable to the challenges and opportunities faced by our Company,” stated Peter Grauer, Lead Independent Director, and Kent Thiry, Chairman and CEO.

DaVita is a leading provider of dialysis services for patients suffering from chronic kidney failure. The Company provides services at kidney dialysis centers and home peritoneal dialysis programs domestically in 42 states, as well as Washington, D.C. As of December 31, 2006, DaVita operated or managed 1,300 outpatient facilities serving approximately 100,000 patients.